EXHIBIT 99

Capstone Turbine Corporation Announces First Quarter Fiscal 2010 Operating Results

First Quarter Revenue $13.7 Million Up 83% From the Same Period Last Year

CHATSWORTH, Calif., Aug. 10, 2009 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), reported operating results for its first quarter ended June 30, 2009 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2009.

Financial Summary

Revenue for the first quarter of Fiscal 2010 was $13.7 million, an increase of 83% from the first quarter of Fiscal 2009. Capstone shipped 80 units in the first quarter of Fiscal 2010, compared to 89 units in the same period last year. Average revenue per unit increased for the first quarter of Fiscal 2010 to $0.1 million compared to $56,000 per unit for the first quarter of Fiscal 2009.

Capstone's backlog as of June 30, 2009 was $59.1 million, an increase of 38% from June 30, 2008 and a decrease of 4% from March 31, 2009.

The reported gross loss for the first quarter of Fiscal 2010 was $2.8 million, or 21% of revenue, compared to $1.3 million, or 17% of revenue, from the first quarter of Fiscal 2009. The increase in gross loss reflects increased manufacturing costs because of the product launch of the C200 and C1000 Series systems along with decreased sales of C60 Series systems, resulting in a lower margin product mix offset by reduced warranty expense.

Research and development costs were $0.8 million for the first quarter of Fiscal 2010, a decrease of $1.2 million, or 60%, from the first quarter of Fiscal 2009. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $1.3 million of such benefits for the first quarter of Fiscal 2010 and $2.0 million of such benefits for the first quarter of Fiscal 2009. The overall decrease in R&D expenses resulted from decreased spending for consulting fees, supplies, labor costs, and facilities expense, offset by reduced UTC Power Corporation funding benefits for the cost-sharing program. This cost-sharing program concluded in June 2009.

Selling, general and administrative costs were $6.2 million for the first quarter of Fiscal 2010, a decrease of $0.5 million, or 8%, from the first quarter of Fiscal 2009. The net decrease in SG&A expenses was comprised of a decrease in travel expense, labor expense and marketing expense offset by an increase from a reversal of a loss contingency in the first quarter of Fiscal 2009 and an increase in professional services expense.

The Company recorded a non-cash charge of $5.2 million to operations for the change in the fair value of the warrant liability during the first quarter of Fiscal 2010. Capstone's net loss was $15.3 million, or $0.08 per share, for the first quarter of Fiscal 2010, an increase of $5.5 million from the $9.8 million loss, or $0.07 per share, reported for the first quarter of Fiscal 2009. The increase in net loss was primarily the result of the adoption of Emerging Issues Task Force Issue 07-5 "Determining whether an Instrument (or Embedded Feature) is indexed to an Entity's Own Stock" which affects the Company's accounting for warrants with certain anti-dilution provisions. Capstone's loss from operations for the first quarter of Fiscal 2010 improved $0.2 million, or 2%, over the first quarter of Fiscal 2009 as a result of the Company's continued efforts to reduce expenses.

Cash and cash equivalents for the first quarter ended June 30, 2009 were $25.4 million, an increase of $5.9 million from March 31, 2009. The Company completed a registered offering of its common stock during the first quarter of Fiscal 2010, resulting in net proceeds of approximately $11.2 million.

Conference Call

The Company will host a conference call today, Monday, August 10, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company; Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

                    CAPSTONE TURBINE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                (In thousands, except share amounts)
                             (Unaudited)

                                                   June 30,  March 31,
                                                     2009      2009
                                                   --------  --------
                             ASSETS

 Current Assets:
   Cash and cash equivalents                       $ 25,426  $ 19,519
   Accounts receivable, net of allowance
    for doubtful accounts and sales returns
    of $597 at June 30, 2009 and $644 at
    March 31, 2009                                   13,531    10,871
   Inventories                                       22,659    24,379
   Prepaid expenses and other current assets          1,687     1,515
                                                   --------  --------
     Total current assets                            63,303    56,284
                                                   --------  --------
 Property, plant and equipment, net                   8,904     9,432
 Non-current portion of inventories                   4,775     5,883
 Intangible asset, net                                  399       411
 Other assets                                           293       319
                                                   --------  --------
      Total                                        $ 77,674  $ 72,329
                                                   ========  ========

              LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
   Accounts payable and accrued expenses           $ 11,914  $ 11,484
   Accrued salaries and wages                         1,563     2,062
   Accrued warranty reserve                           1,641     2,344
   Deferred revenue                                     824     1,171
   Revolving credit facility                          8,794     3,654
   Current portion of notes payable                      10        13
   Warrant liability                                 17,300        --
   Other current liabilities                             --       815
                                                   --------  --------
     Total current liabilities                       42,046    21,543
                                                   --------  --------
 Long-term portion of notes payable                      26        28
 Other long-term liabilities                            239       288
 Commitments and contingencies (Note 14)                 --        --
 Stockholders' Equity:
   Preferred stock, $.001 par value; 10,000,000
    shares authorized; none issued                       --        --
   Common stock, $.001 par value; 415,000,000
    shares authorized; 189,575,988 shares issued
    and 188,689,214 shares outstanding at June 30,
    2009; 174,888,521 shares issued and 174,070,581
    shares outstanding at March 31, 2009                190       175
 Additional paid-in capital                         658,399   666,357
 Accumulated deficit                               (622,196) (615,100)
 Treasury stock, at cost; 886,774 shares at
  June 30, 2009 and 817,940 shares at
  March 31, 2009                                     (1,030)     (962)
                                                   --------  --------
     Total stockholders' equity                      35,363    50,470
                                                   --------  --------
     Total                                         $ 77,674  $ 72,329
                                                   ========  ========

                   CAPSTONE TURBINE CORPORATION
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per share data)
                           (Unaudited)

                                                   Three Months Ended
                                                        June 30,
                                                   ------------------
                                                     2009      2008
                                                   --------  --------
 Revenue                                           $ 13,725  $  7,524
 Cost of goods sold                                  16,562     8,811
                                                   --------  --------
 Gross loss                                          (2,837)   (1,287)
 Operating expenses:
   Research and development                             761     1,984
   Selling, general and administrative                6,223     6,746
                                                   --------  --------
     Total operating expenses                         6,984     8,730
                                                   --------  --------
 Loss from operations                                (9,821)  (10,017)
 Interest income                                          8       202
 Interest expense                                      (132)       --
 Change in fair value of warrant liability           (5,197)       --
                                                   --------  --------
 Loss before income taxes                           (15,142)   (9,815)
 Provision for income taxes                             117         2
                                                   --------  --------
 Net loss                                          $(15,259) $ (9,817)
                                                   ========  ========

 Net loss per common share -- basic and diluted    $  (0.08) $  (0.07)
                                                   ========  ========

 Weighted average shares used to calculate
  basic and diluted net loss per common
  share                                             184,000   151,000
                                                   ========  ========

CONTACT:  Capstone Turbine Corp.
          Investor and investment media inquiries:
          818-407-3628
          ir@capstoneturbine.com